Exhibit 14.1
Code of Business Conduct and ethics policy
Last updated: January 26, 2022

INTRODUCTION
Triumph Bancorp, Inc. and its subsidiaries (collectively “we”, “our”, “Triumph” or the “Company), have a responsibility to our customers, communities and each other as team members. Our employees, vendors, business partners and our Board of Directors are held to the highest standards of ethics and are responsible for demonstrating behaviors consistent with those high standards and our core values.
COMPLIANCE WITH LAWS, RULES AND REGULATIONS
Obeying the law, both in letter and in spirit, is the foundation on which our ethical standards are built. All of our employees, officers and directors (collectively our “Team Members”), must respect and obey the laws and regulations of the United States, as well as the cities and states in which we serve our customers. Although not all Team Members are expected to know the details of all of these laws, it is important to know enough to determine when to seek advice from supervisors, managers, or other appropriate resources.
Triumph holds information and training sessions to promote compliance with laws, rules and regulations.
COMPETITION, GOOD FAITH AND FAIR DEALING
We seek to outperform our competition fairly and honestly. We seek competitive advantages through our Team Members’ superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owners ’ consent, or suggesting such disclosures by past or present employees, officers or directors of other companies is prohibited. Each Team Member should respect the rights of and deal fairly with our customers, suppliers, competitors and other Team Members. No Team Member should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts, or any other intentional unfair-dealing practice.
To maintain the Company’s valuable reputation, compliance with our quality processes is essential. In the context of ethics, quality requires that our products and services be designed to meet our obligations to customers. All services must be handled in accordance with all applicable regulations.
Conflicts of Interest
A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation can arise when a Team Member takes actions or has interests that may make it difficult to perform the Team Member’s Company work objectively and effectively. Conflicts of interest may also arise when a Team Member, or members of the Team Member’s family, receives improper personal benefits as a result of the Team Member’s position in the Company.
Loans to, or guarantees of obligations of, Team Members and their family members may create conflicts of interest.
It is almost always a conflict of interest for a Team Member to work simultaneously for a competitor, client or supplier, whether as an employee, consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Any such relationships should be disclosed to and approved in advance by the Board of Directors or an appropriate committee of the Board of Directors.
Conflicts of interest are prohibited as a matter of Company policy absent prior approval by the Board of Directors or an appropriate committee of the Board of Directors fully disclosing such conflicts. Conflicts of interest may not always be clear or obvious, so Team Members with questions should consult with higher levels of management or the Company’s Legal Department. Any Team Member who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate person, or consult the procedures described in Section 15 of this Code.

Financial Reporting and Record Keeping
All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation. The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported by employees.
Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, postings to social media sites, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Company’s Legal Department.
Confidentiality
Team Members must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the General Counsel or required by laws or regulations. Confidential information includes all information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. Care should be taken with all forms of communication, including email, internal and external memos and correspondence, internal and external conversations, and postings to social media sites. The obligation to preserve confidential information continues even after employment ends.
Insider Trading
Team Members who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All information about the Company should be considered confidential information. To use information that is not readily available to the public for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal.
Gifts and Entertainment
To avoid both the reality and the appearance of improper relations with clients or vendors, the following standards apply to receipt of gifts and entertainment by Team Members and their immediate family members:
Gifts
Team Members may not solicit, accept or retain gifts of money under any circumstances nor may they solicit non-money gifts, gratuities, or any personal benefit or favor of any kind from any business, firm or individual doing or seeking to do business with the Company. Moreover, Team Members of the Company shall abide by the Bank Bribery Act and related regulations, under which it is a criminal offense for any director, officer or employee of a federally insured bank to corruptly solicit or accept anything of value from any person, firm or corporation intending to be influenced or rewarded, in connection with any business or transaction of the Company.
Team Members and members of their immediate family may accept unsolicited, non-money gifts from a business, firm or individual doing or seeking to do business with the Company only if: (1) the gift is of nominal intrinsic value; (2) the gift is advertising or promotional material; or (3) the gift is reasonable under the circumstances and otherwise complies with Company or subsidiary policies and procedures applicable to such Team Member. Gifts or bequests from family members, and gifts or bequests of a nominal value from non-family members, are not prohibited.

Entertainment
Team Members may offer and/or accept meals, invitations to athletic events and other entertainment to or from clients or prospective clients if the entertainment is of reasonable value, appropriate in the context of their position with the Company and the Company’s business objectives and in accordance with applicable Company or subsidiary policies. Team Members should not, however, encourage or solicit entertainment from a business, firm or individual because they are doing or seeking to do business with the Company.
Team Members will be reimbursed for entertainment expenses only in accordance with Company or subsidiary policies and procedures applicable to such Team Member as in effect from time to time.
Business Expenses
Many Team Members regularly use business expense accounts, which must be documented and recorded accurately. Team Members must treat the use of company resources, including the reimbursement of expenses, with a high standard of accountability. Team Members with questions concerning whether a certain expense is legitimate should ask their supervisor or controller. Rules and guidelines are available from the Accounting Department.
Usage of Company Resources
Team Members should use Company facilities, equipment and supplies only to further Company goals. Company trademarks and copyrights are proprietary and should only be used for sanctioned Company purposes.
Diversity and Inclusion
The diversity of the Company’s Team Members is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. Team Members should immediately report any improper discrimination or harassment to the appropriate supervisor and human resources.
Corporate Social Responsibility
We encourage our Team Members to be actively involved in their communities both through their volunteerism and philanthropies. Triumph will support Team Member’s efforts in this area whenever possible via the Company’s philanthropy practices.
Health and Safety
The Company strives to provide each Team Member with a safe and healthy work environment. Each Team Member has responsibility for maintaining a safe and healthy workplace for all Team Members by following OSHA safety and health rules and practices and promptly reporting accidents, injuries and unsafe equipment, practices or conditions.
Violence and threatening behavior are not permitted. Team Members should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated and may be cause for immediate termination.
Waivers of the Code of Business Conduct and Ethics
The Company discourages waivers of this Code except in extraordinary circumstances. Any waiver of this Code for executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed as required by law or stock exchange regulation.

Reporting any Illegal or Unethical Behavior
Team Members are encouraged to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by Team Members. Team Members are expected to cooperate in internal investigations of misconduct. Examples of misconduct that are prohibited by the Company include, but are not limited to, mispostings of accounts to favor oneself or another, the kiting of checks, the making of false entries, records, or reports, the deliberate misrouting of checks to delay payment, and other dishonest or fraudulent acts.
Compliance Procedures
All Team Members must work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:
•Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.
•Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.
•Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.
•Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.
•Seek help from Company resources. In the rare case where it may not be appropriate to discuss an ethics issue with your supervisor or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your facility or office manager or your Human Resources manager. Team Members may also contact the Company’s General Counsel or the Chairperson of the Board’s Audit Committee directly with an ethics issue or concern.
•Report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against Team Members for good faith reports of ethical violations.
•Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.
Acknowledgement of Knowledge of Code
Every Team Member is expected to read and understand this Code of Conduct and Ethics. Annually, each Team Member of Triumph will certify to the Team Member’s familiarity and compliance with the Code.
Relationship with other Policies
This Code of Business Conduct and Ethics is intended to augment and work in conjunction with standards of conduct and other policies and procedures in place at the Company or any of its subsidiaries containing code of conduct or conflict of interest provisions.
Consequences of Violation
Violation of this Code of Conduct and Ethics, or any of the other policies, laws or regulations referred to herein, constitutes grounds for disciplinary action, up to and including termination of employment and possible legal action.